Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

USA MOBILITY, INC.

     USA Mobility, Inc., formerly Wizards-Patriots Holdings, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

     FIRST: The name of the Corporation is USA Mobility, Inc. The Corporation filed its original Certificate of Incorporation with the Secretary of the State of Delaware on March 5, 2004 under the name Wizards-Patriots Holdings, Inc. and filed a Certificate of Amendment to its Certificate of Incorporation, changing its name to USA Mobility, Inc., on July 13, 2004.

     SECOND: This Amended and Restated Certificate of Incorporation amends and restates the Corporation’s Certificate of Incorporation, as amended to date, in its entirety and is intended to supersede the Corporation’s Certificate of Incorporation, in all respects.

     THIRD: This Amended and Restated Certificate of Incorporation has been duly adopted by the directors and stockholders of the Corporation pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

     FOURTH: Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, the text of the Corporation’s Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I.
NAME

     SECTION 1.1. The name of the Corporation is: USA Mobility, Inc.

ARTICLE II.
REGISTERED OFFICE AND AGENT

     SECTION 2.1. The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III.
PURPOSE AND POWERS

     SECTION 3.1. The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV.
CAPITAL STOCK

     The total number of shares of all classes of stock which the Corporation shall have authority to issue is 100,000,000 shares, of which 25,000,000 shares shall be Preferred Stock, having a par value of $0.0001 per share (the “Preferred Stock”), and 75,000,000 shares shall be shares of Common Stock, $0.0001 par value per share (“Common Stock”). The Board of Directors is expressly authorized to provide for the classification and reclassification of any unissued shares of Preferred Stock or Common Stock and the issuance thereof in one or more classes or series without the approval of the stockholders of the Corporation.

     SECTION 4.1. Common Stock

          (a) Relative Rights.

          The Common Stock shall be subject to all of the rights, privileges, preferences and priorities of any series of Preferred Stock as may be set forth in the certificate of designations filed to establish such series of Preferred Stock. Each share of Common Stock shall have the same relative rights as and be identical in all respects to all the other shares of Common Stock.

          (b) Voting Rights.

          All holders of shares of Common Stock shall be entitled to attend all special and annual meetings of the stockholders of the Corporation and shall be entitled to cast votes which in the aggregate shall constitute 100% of the votes which would be cast if all holders of shares of all classes of stock entitled to attend such meetings and to vote so voted, upon any matter or thing (including, without limitation, the election of one or more directors) properly considered and acted upon by the stockholders, except as otherwise provided in this Certificate of Incorporation or by applicable law or except as voting powers, full or limited, shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of any series of Preferred Stock. Each holder of shares of Common Stock shall be entitled to cast the number of votes equal to his pro rata portion of all votes to be cast by the holders of Common Stock in accordance with this Section 4.1(b).

          (c) Dividends.

          The holders of record of the Common Stock shall be entitled to receive dividends, when, as, and if declared by the Board of Directors, out of any assets legally available for the payment of dividends thereon.

          (d) Dissolution, Liquidation, Winding Up.

          In the event of any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, the holders of record of the Common Stock then outstanding, and all holders of any class or series of stock entitled to participate therewith in whole or in part, as to distribution of assets, shall become entitled to participate in the distribution of any assets of the Corporation remaining after the Corporation shall have paid, or set aside for payment, to the holders of any class of stock having preference over the Common Stock in the event of dissolution, liquidation or winding up, the full preferential amounts (if any) to which they are entitled, and shall have paid or provided for payment of all debts and liabilities of the Corporation.

     SECTION 4.2. Restrictions on Common Stock. In order to preserve the tax benefits to which the Corporation is entitled pursuant to the Internal Revenue Code of 1986, as amended, or any successor statute (collectively, the “Code”) and the Treasury Regulations promulgated thereunder, the Common Stock shall be subject to the following restrictions:

          (a) Definitions.

          As used in this Article IV, the following capitalized terms have the following meanings when used herein with initial capital letters and not otherwise defined herein (and any references to any portions of Treasury Regulations Section 1.382-2T and Section 1.382-4(d) shall include any amendments thereto and any successor provisions):

               (i) “45% Ownership Change” means an ownership change of the loss group (as defined in Treasury Regulation Section 1.1502-91(c)(1)) of which Arch is a member and of which the Corporation is the successor common parent, as provided in Treasury Regulation Section 1.1502-92(b)(3) (the “Loss Group”) under Treasury Regulation Section 1.1502-92(b), determined by giving effect to Treasury Regulation Section 1.1502-92(b)(3) by treating the Corporation as a continuation of Arch with appropriate adjustments to take into account shifts in ownership of Arch during the relevant testing period (including shifts that occur as a result of the merger), determined by substituting “45 percentage points” for “50 percentage points” in Section 382(g)(1) of the Code and Treasury Regulations Section 1.382-2T(a)(1).

               (ii) “47% Ownership Change” means an ownership change of the Loss Group under Treasury Regulation Section 1.1502-92(b), determined by giving effect to Treasury Regulation Section 1.1502-92(b)(3) by treating the Corporation as a continuation of Arch with appropriate adjustments to take into account shifts in ownership of Arch during the relevant testing period (including shifts that occur as a result of the merger), determined by substituting “47 percentage points” for “50 percentage points” in Section 382(g)(1) of the Code and Treasury Regulations Section 1.382-2T(a)(1).

               (iii) “Agent” means any agent designated by the Board of Directors of the Corporation pursuant to Section 4.2(c)(ii).

               (iv) “Corporation Securities” means (A) shares of Common Stock, and (B) any other interest that is treated as “stock” of the Corporation pursuant to Treasury Regulations Section 1.382-2T(f)(18).

               (v) “Excess Securities” mean any Common Stock which is the subject of a Prohibited Transfer.

               (vi) “Fair Market Value” shall mean, with respect to Common Stock on any specified date, the value thereof (A) calculated on the basis of the closing market price for shares of the Common Stock on the date prior to making such calculation, or (B) if shares of the Common Stock are not listed or admitted to trading on any stock exchange but are traded in the over-the-counter market, then calculated based upon the average of the highest bid and lowest asked prices, as such prices are reported by the National Association of Securities Dealers, Inc. on the date prior to making such calculation or, if none, on the last preceding day prior to making such calculation for which such quotations exist, or (C) if shares of the Common Stock are neither listed nor admitted to trading on any stock exchange nor traded in the over-the-counter market, as determined in good faith by the Board of Directors based upon the advice of an independent investment banking firm or independent financial advisor.

               (vii) “Five-Percent Shareholder” means a Person or group of Persons that is a “5-percent shareholder” of the Corporation pursuant to Treasury Regulations Section 1.382-2T(g).

               (viii) “Percentage Stock Ownership” means a percentage stock ownership interest as determined in accordance with Treasury Regulations Section 1.382-2T(g), (h), (j) and (k).

               (ix) “Permitted Transfer” means a Transfer of Common Stock (A) after the Restriction Release Date or (B) pursuant to any (I) merger, consolidation or similar transaction approved in advance by the Board of Directors of the Corporation or (II) tender or exchange offer made pursuant to the applicable rules and regulations of the Securities Exchange Act of 1934, as amended, for any and all outstanding Common Stock in which a majority of the outstanding Common Stock has been validly tendered and not withdrawn and in which offer the offeror or an affiliate thereof has committed to consummate a merger with the Corporation in which all of the Common Stock not so acquired in such offer is (subject to any applicable appraisal rights) converted into the same type and amount of consideration paid for Common Stock accepted in such tender or exchange offer.

               (x) “Person” means any individual, trust, estate, partnership, association, company, firm, corporation or other legal entity, and includes any successor (by merger or otherwise) of such entity.

               (xi) “Prohibited Distribution” means any dividends or other distributions received by a Purported Transferee in respect of Excess Securities.

               (xii) “Prohibited Transfer” means any purported Transfer of Common Stock to the extent that such Transfer is prohibited and/or void under Section 4.2(b).

               (xiii) “Publicly Announced Issuance” means the issuance of Corporation Securities (or options, warrants or other rights to purchase Corporation Securities) by the Corporation in a transaction that has been approved by the Board of Directors of the Corporation and that has been publicly announced in a press release or any filing made with the Securities and Exchange Commission.

               (xiv) “Purported Transferee” means any purported transferee of a Prohibited Transfer.

               (xv) “Restriction Date” means the date on which (A) the transfer agent for the Common Stock receives a written determination by the Board of Directors of the Corporation that there has occurred, or that there will occur as a result of a Publicly Announced Issuance, a 45% Ownership Change, (B) the Board of Directors of the Corporation makes a public announcement of such determination and (C) the Corporation files a Current Report on Form 8-K (or any successor form) with the Securities and Exchange Commission including such public announcement. In making such determination, the Corporation shall first obtain an opinion from independent counsel that it is reasonably likely that there has occurred, or that there will occur as a result of a Publicly Announced Issuance, a 45% Ownership Change. In making such determination, the Corporation’s independent counsel may rely on (x) any Transfer Notice provided pursuant to this Article IV, (y) the existence and absence of filings of Schedules 13D and 13G (or any similar filings with the Securities and Exchange Commission disclosing ownership of Corporation Securities), (z) any stock transfer records provided by the Corporation’s transfer agent, Depository Trust Company [or any similar depository or nominee], and (iv) any other certificates delivered by the Corporation, its transfer agent or its stockholders that independent counsel may reasonably require as a condition to providing its opinion.

               (xvi) “Restriction Release Date” means the earlier of (A) the repeal, amendment or modification of Section 382 in such a way as to render the restrictions imposed by Section 382 no longer applicable to the Loss Group or (B) the date on which the limitation amount imposed by Section 382 in the event of an ownership change of the Loss Group under Treasury Regulation Section 1.1502-92(b) would not be less than the net operating loss carry forward and net unrealized built-in loss of the Loss Group.

               (xvii) “Section 382” means Section 382 of the Code and any comparable successor provision.

               (xviii) “Tax Benefits” means the net operating losses, net operating loss carryovers, capital losses, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as, without duplication, any loss or deduction attributable to a “net unrealized built-in loss” within the meaning of Section 382 and Treasury Regulation Section 1.1502-91, as applicable, of the Loss Group.

               (xix) “Transfer” means, any sale, transfer, assignment, conveyance, or other disposition, including without limitation by merger, operation of law, bequest or pursuant to any domestic relations order, other than a sale, transfer, assignment, conveyance, or other disposition by or to the Corporation.

               (xx) “Transfer Notice” means the notice required by Section 4.2(b)(vi).

          (b) 5% Ownership Limit.

               (i) Except as provided in Section 4.2(b)(ii), any Transfer of Common Stock on or after the Restriction Date but before the Restriction Release Date shall be prohibited and void ab initio (A) if the transferor is a Five-Percent Shareholder or (B) to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), either (I) any Person or group of Persons would become a Five-Percent Shareholder or (II) the Percentage Stock Ownership in the Corporation of any Five-Percent Shareholder would be increased.

               (ii) A Transfer of Common Stock described in Section 4.2(b)(i) shall not be prohibited and void ab initio if (A) such Transfer is a Permitted Transfer or (B) prior to such Transfer the transferor or the Purported Transferee has provided the Transfer Notice as required by Section 4.2(b)(vi) and the Board of Directors of the Corporation determines in good faith upon the request of the transferor or purported transferee that (I) such Transfer would not result in a 47% Ownership Change or (II) for purposes of Section 382, (x) the number of percentage points by which, immediately after such Transfer, the percentage of Corporation Securities owned by one or more Five Percent Shareholders exceeds the lowest percentage of Corporation Securities owned by such stockholders at any time during the three years prior to such Transfer (but after May 29, 2002) would not exceed (y) the number of percentage points by which, immediately prior to such Transfer, the percentage of Corporation Securities owned by one or more Five Percent Shareholders exceeded the lowest percentage of Corporation Securities owned by such stockholders at any time during the three years prior to such Transfer (but after May 29, 2002).

               (iii) As a condition to making its determination under clause (I) or (II) of Section 4.2(b)(ii)(B), the Board of Directors of the Corporation may, in its discretion, require (at the expense of the transferor and/or purported transferee) an opinion of reputable counsel that such Transfer satisfies the conditions set forth in either clause (I) or (II) of Section 4.2(b)(ii)(B); provided, however, that if the Board of Directors of the Corporation requires such opinion such counsel may rely on (I) any Transfer Notice provided pursuant to this Article IV, (II) the existence and absence of filings of Schedules 13D and 13G (or any similar filings with the Securities and Exchange Commission disclosing ownership of Corporation Securities), (III) any stock transfer records provided by the Corporation’s transfer agent, Depository Trust Company, or any similar depository or nominee, and (IV) any other certificates delivered by the Corporation, its transfer agent or its stockholders that such counsel may reasonably require as a condition to providing its opinion and the Corporation will use reasonable efforts to make or cause to make such items available to such counsel. The transferor and purported transferee shall deliver to the Corporation such certificates as the Board of Directors of the Corporation may reasonably require as a condition to making such determination.

               (iv) The issuance or Transfer, on or after the Restriction Date but before the Restriction Release Date, of an option within the meaning of Treasury Regulations Section 1.382-4(d)(9) (other than the issuance of an option by or to the Corporation) to purchase Common Stock shall be prohibited and void ab initio if the exercise of such option on the date of such issuance or Transfer would result in a Prohibited Transfer, unless prior to such issuance or Transfer (A) the transferor or the purported transferee has provided the Transfer Notice as required by Section 4.2(b)(vi) and (B) the Board of Directors of the Corporation determines in good faith upon the request of the transferor or purported transferee that the Transfer of Common Stock upon the exercise of such option would satisfy the conditions set forth in either clause (I) or (II) of Section 4.2(b)(ii)(B).

               (v) Notwithstanding any provision of this Article IV to the contrary, any Transfer of Common Stock (other than a Permitted Transfer) shall be prohibited and void ab initio to the extent such Transfer would result in a 47% Ownership Change, and any issuance or Transfer, before the Restriction Release Date, of an option within the meaning of Treasury Regulations Section 1.382-4(d)(9) (other than the issuance of an option by or to the Corporation) to purchase Common Stock shall be prohibited and void ab initio to the extent the exercise of such option on the date of such issuance or Transfer would result in a 47% Ownership Change.

               (vi) Written notice of any Transfer of Common Stock (other than a Permitted Transfer) shall be provided by the transferor or purported transferee to the Secretary of the Corporation if (A) the transferor is a Five-Percent Shareholder or (B) as a result of such Transfer (or any series of Transfers of which such Transfer is a part), either (I) any Person or group of Persons would become a Five-Percent Shareholder or (II) the Percentage Stock Ownership in the Corporation of any Five-Percent Shareholder would be increased. Written notice of the issuance or Transfer, before the Restriction Release Date, of an option within the meaning of Treasury Regulations Section 1.382-4(d)(9) to purchase Common Stock also shall be provided by the transferor or purported transferee to the Secretary of the Corporation if the exercise of such option on the date of such issuance or Transfer would result in a Transfer of Common Stock for which notice is required pursuant to the preceding sentence. In the case of an issuance or Transfer prior to the Restriction Date, such notice shall be provided no later than the second business day following the date of such issuance or Transfer, and in the case of an issuance or Transfer on or after the Restriction Date, such notice shall be provided at least three business days prior to such issuance or Transfer. Such notice shall set forth the number of shares of Common Stock acquired or to be acquired, the identity of the transferor and purported transferee and the date of the issuance or Transfer. Such notice shall be sent by first class or registered mail (postage prepaid), by overnight courier, or by facsimile transmission or electronic mail meeting the definition of “electronic transmission” in Section 232 of the General Corporation Law of the State of Delaware, to any address specifically set forth in the “Investor Relations” section of the Corporation’s website as the address to send Transfer Notices or, if no such address is so set forth, to the Corporation’s principal executive office. Any such notice meeting the requirements of Section 4.2(b)(vi) shall be recognized in the order in which it is received by the Secretary of the Corporation. In the case of a Transfer of Common Stock on or after the Restriction Date or the issuance or Transfer of an option on or after the Restriction Date, within three business days of receiving such notification, the Board of Directors of the Corporation (i) shall make a determination whether the Transfer of Common Stock satisfies, or the Transfer of Common Stock upon the exercise of the option would satisfy, the conditions set forth in either clause (I) or (II) of Section 4.2(b)(ii)(B) and (ii) shall provide written notice to the transferor and the purported transferee of such determination. Such notice shall be sent to the transferor and purported transferee by first class or registered mail, postage prepaid, by overnight courier, or given by electronic communication in compliance with the provisions of the General Corporation Law of the State of Delaware. If the Board of Directors of the Corporation does not provide such written notice to the transferor and the purported transferee, an action may be brought in the Court of Chancery in the State of Delaware to determine whether the Transfer satisfies, or the Transfer upon exercise of the option would satisfy, the conditions set forth in either clause (I) or (II) of Section 4.2(b)(ii)(B). Any notices required by Section 4.2(b)(vi) shall be deemed received three days after being sent by first class or registered mail (postage prepaid), the next business day after being sent by overnight courier, or upon transmission if sent by facsimile transmission, electronic mail or electronic communication.

               (vii) The Board of Directors of the Corporation may exercise the authority granted by Section 4.2(b) through duly authorized committees of the Board of Directors of the Corporation.

          (c) Treatment of Excess Securities.

               (i) No employee or agent of the Corporation shall record any Prohibited Transfer, and the Purported Transferee shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of the Excess Securities. The Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of stockholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any. Once the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Common Stock shall cease to be Excess Securities.

               (ii) If the Board of Directors of the Corporation determines that a purported Transfer of Common Stock constitutes a Prohibited Transfer then, upon written demand by the Corporation, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of purported ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any Prohibited Distributions, to an Agent. The Agent shall thereupon sell to a buyer or buyers, which may include the Corporation, such Excess Securities in one or more arms-length transactions (over any stock exchange on which the Common Stock is listed or admitted to trading or in the over-the-counter market or any other recognized public market on which the Common Stock may be traded, if possible, or otherwise privately (but, if sold privately, sold at a purchase price equal to the Fair Market Value of the Excess Securities)). If the Purported Transferee has resold the Excess Securities before receiving the Corporation’s demand to surrender the Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section 4.2(c)(iii), if the Agent rather than the Purported Transferee had resold the Excess Securities.

               (iii) The Agent shall apply any proceeds of a sale by it of Excess Securities, together with any Prohibited Distributions, and, if the Purported Transferee had previously resold the Excess Securities, any amounts received by it from a Purported Transferee, as follows: (x) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; and (y) second, all other remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or, in the case of a gift, inheritance or similar Transfer, the Fair Market Value thereof at the time of the Prohibited Transfer to the Purported Transferee); and (z) third, any remaining amounts shall be paid to one or more organizations qualifying under Section 501(c)(3) of the Code selected by the Board of Directors of the

Corporation. The recourse of any Purported Transferee in respect of any Prohibited Transfer shall be limited to the amount payable to the Purported Transferee pursuant to clause (y) of the immediately preceding sentence. In no event shall the proceeds of any sale of Excess Securities pursuant to Section 4.2(c) inure to the benefit of the Corporation.

               (iv) If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within thirty days from the date on which the Corporation makes a demand pursuant to Section 4.2(c)(ii), then the Corporation shall have the right to bring an action solely and exclusively in the Court of Chancery in the State of Delaware to compel such surrender, except if said Court of Chancery does not have jurisdiction over the Purported Transferee the Corporation may bring such action in any court that has jurisdiction over the Purported Transferee and the claim hereunder.

               (v) The Corporation shall make the demand described in Section 4.2(c)(ii) within forty-five days of the date on which the Board of Directors of the Corporation determines that the Transfer would result in Excess Securities.

          (d) Board Authority.

               (i) The Board of Directors of the Corporation shall have the power to determine whether any issuance or Transfer of Common Stock or an option to purchase Common Stock complies with the requirements set forth in Section 4.2, including, without limitation, (A) the identification of Five-Percent Shareholders, (B) whether a Transfer of Common Stock or the exercise of an option to purchase Common Stock is or would result in a Prohibited Transfer, (C) the Percentage Stock Ownership in the Corporation of any Five-Percent Shareholder, (D) whether an instrument constitutes a Corporation Security, (E) whether an instrument constitutes Common Stock or an option within the meaning of Treasury Regulations Section 1.382-4(D)(9) to purchase Common Stock, (F) whether the Restriction Date or the Restriction Release Date has occurred, (G) whether a Transfer would occur pursuant to a Permitted Transfer, (H) whether a Transfer of Common Stock or the Transfer of Common Stock upon the exercise of an option satisfies or would satisfy the conditions set forth in either clause (I) or (II) of Section 4.2(b)(ii)(B), (I) the amount or Fair Market Value due to a Purported Transferee pursuant to clause (y) of Section 4.2(c)(iii), and (J) any other matters which the Board of Directors of the Corporation determines to be relevant; provided, however, that any dispute, claim, or controversy arising out of or relating to any such determination made by the Board of Directors of the Corporation pursuant to this Section 4.2(d)(i) shall be resolved solely and exclusively in an action brought in the Court of Chancery in the State of Delaware, except if said Court of Chancery does not have jurisdiction over the other party to such dispute, claim or controversy the Corporation may bring such action in any court that has jurisdiction over such other party and the claim hereunder.

               (ii) Upon a determination by the Board of Directors of the Corporation that there has been or is threatened a Prohibited Transfer to a Purported Transferee or that there has been or is threatened an issuance or Transfer of an option that is prohibited and/or void under Section 4.2(b)(iv), the Board of Directors of the Corporation may take such action in addition to any action required or permitted by Sections 4.2(b) and 4.2(c) as it deems advisable to give effect to the provisions of this Section 4.2, including without limitation, refusing to give effect on the books of the Corporation to such Prohibited Transfer or instituting proceedings to enjoin such Prohibited Transfer.

          (e) Miscellaneous.

               (i) Any provision in this Section 4.2 which is prohibited or unenforceable under Delaware law shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Section 4.2 and of the Corporation’s Certificate of Incorporation.

               (ii) The Corporation shall use its commercially reasonable efforts to legend all share certificates representing outstanding shares of Common Stock in order to note conspicuously the restrictions on transfers set forth in this Section 4.2.

               (iii) The Corporation may require as a condition to the registration of the transfer of any Common Stock that the purported transferee furnish to the Corporation all information reasonably requested by the Corporation with respect to all of the purported transferee’s direct or indirect ownership interests in, or options to acquire, Corporation Securities.

     SECTION 4.3. Preferred Stock.

          (a) Issuance, Designations, Powers, Etc.

          The Board of Directors expressly is authorized, subject to limitations prescribed by the Delaware General Corporation Law and the provisions of this Certificate of Incorporation, to provide, by resolution and by filing a certificate of designations pursuant to the Delaware General Corporation Law, for the issuance from time to time of the shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and other rights of the shares of each such series and to fix the qualifications, limitations and restrictions thereon, including, but without limiting the generality of the foregoing, the following:

               (i) the number of shares constituting that series and the distinctive designation of that series;

               (ii) the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

               (iii) Whether or not that series shall have voting rights, in addition to the voting rights provided by law, and the terms of such voting rights;

               (iv) whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

               (v) whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

               (vi) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

               (vii) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

               (viii) any other relative powers, preferences, and rights of that series, and qualifications, limitations or restrictions on that series.

          (b) Dissolutions, Liquidation, Winding Up.

          In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Preferred Stock of each series shall be entitled to receive only such amount or amounts as shall have been fixed by the certificate of designations or by the resolution or resolutions of the Board of Directors providing for the issuance of such series.

     SECTION 4.4. Adjustments of Authorized Stock.

     Except as provided to the contrary in the provisions establishing a class or series of stock, the amount of the authorized stock of the Corporation of any class or classes may be increased or decreased (but not below the number then outstanding) by the affirmative vote of a majority of the directors then in office.

     SECTION 4.5. Restrictions on Foreign Ownership of Shares.

          (a) No shares of stock of the Corporation of any class or series outstanding at any time shall be owned of record or beneficially by a person (as defined in Section 4.5(c) hereof) whose ownership thereof would constitute a violation of Section 310(a) or 310(b) of the Communications Act of 1934, as amended, or any similar or successor federal statutes.

          (b) The Corporation shall redeem any outstanding shares of stock of any class or series which are owned in violation of Section 4.5(a) hereof. Shares redeemed by the Corporation under this Section 4.5(b) may be redeemed for cash, property or rights, at the lesser of (i) the Fair Market Value at the time of the redemption or (ii) the holder’s purchase price, provided the holder purchased such shares within a year prior to the redemption. The Board of Directors shall have sole discretion to calculate the Fair Market Value of any shares to be redeemed, and determine the value of any non-cash consideration to be provided for such shares in any such redemption.

          (c) For purposes of this Section 4.5, “person” shall mean an individual, a partnership, a corporation, a trust, a joint venture, an unincorporated organization, a government or any department or agency thereof or any other legal entity.

ARTICLE V.

     SECTION 5.1. Except as otherwise provided herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE VI.

     SECTION 6.1. In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend, alter or repeal the Corporation’s Bylaws. The affirmative vote of a majority (or such higher number as required by the Corporation’s Bylaws) of the directors present at any regular or special meeting of the Board of Directors at which a quorum is present shall be required to adopt, amend, alter or repeal the Corporation’s Bylaws. The Corporation’s Bylaws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least a majority (or such higher number as required by the Corporation’s Bylaws) of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors. Election of directors need not be by written ballot. Notwithstanding any other provisions of law, this Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least a majority of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article VI.

ARTICLE VII.

     SECTION 7.1. Except to the extent that the General Corporation Law of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ARTICLE VIII.

     SECTION 8.1. Actions, Suits and Proceedings Other than by or in the Right of the Corporation. The Corporation shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was, or has agreed to become, a director or officer of, or in a similar capacity with, the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director or officer of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. The right to indemnification provided in this Section 8.1 shall apply to any action, suit, or proceeding (or part thereby) instituted by an Indemnitee only if such proceeding (or part thereby) was authorized in advance by the Board of Directors.

     SECTION 8.2. Actions or Suits by or in the Right of the Corporation. The Corporation shall indemnify any Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was, or has agreed to become, a director or officer of, or in a similar capacity with, the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director or officer of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of Delaware shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Court of Chancery of Delaware shall deem proper.

     SECTION 8.3. Indemnification for Expenses of Successful Party. Notwithstanding the other provisions of this Article, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 8.1 and 8.2, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, he shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by him or on his behalf in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) an adjudication that the Indemnitee was liable to the Corporation, (ii) a plea of guilty or nolo contendere by the Indemnitee, (iii) an adjudication that the Indemnitee did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and (iv) with respect to any criminal proceeding, an adjudication that the Indemnitee had reasonable cause to believe his conduct was unlawful, the Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

     SECTION 8.4. Notification and Defense of Claim. As a condition precedent to his right to be indemnified, the Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving him for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Indemnitee. After notice from the Corporation to the Indemnitee of its election so to assume such defense, the Corporation shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with such action, suit, proceeding or investigation, other than as provided below in this Section 8.4. The Indemnitee shall have the right to employ his own counsel in connection with such action, suit, proceeding or investigation, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of the Indemnitee unless (i) the employment of counsel by the Indemnitee has been authorized by the Corporation, (ii) counsel to the Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and the Indemnitee in the conduct of the defense of such action, suit, proceeding or investigation or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, suit, proceeding or investigation, in each of which cases the fees and expenses of counsel for the Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article. The Corporation shall not be entitled, without the consent of the Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for the Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above. The Corporation shall not be required to indemnify the Indemnitee under this Article for any amounts paid in settlement of any action, suit, proceeding or investigation effected without its written consent. The Corporation shall not settle any action, suit, proceeding or investigation in any manner which would impose any penalty or limitation on the Indemnitee without the Indemnitee’s written consent. Neither the Corporation nor the Indemnitee will unreasonably withhold or delay its consent to any proposed settlement.

     SECTION 8.5. Advance of Expenses. Subject to the provisions of Section 8.6, to the extent that the Corporation does not assume the defense pursuant to Section 8.4 of any action, suit, proceeding or investigation of which the Corporation receives notice under this Article, any expenses (including attorneys’ fees) incurred by an Indemnitee in defending a civil or criminal action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter; provided, however, that the payment of such expenses incurred by the Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article; and further provided that no such advancement of expenses shall be made if it is determined (in the manner described in Section 8.6) that (i) the Indemnitee did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, or (ii) with respect to any criminal action or proceeding, the Indemnitee had reasonable cause to believe his conduct was unlawful. Such undertaking shall be accepted without reference to the financial ability of the Indemnitee to make such repayment.

     SECTION 8.6. Procedure for Indemnification. In order to obtain indemnification or advancement of expenses pursuant to Section 8.1, 8.2, 8.3 or 8.5, the Indemnitee shall submit to the Corporation a written request, including in such request such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification or advancement of expenses. Any such advancement of expenses shall be made promptly, and in any event within 45 days after receipt by the Corporation of the written request of the Indemnitee, unless with respect to requests under Section 8.1, 8.2 or 8.5 the Corporation determines within such 45-day period that the Indemnitee did not meet the applicable standard of conduct set forth in Section 8.1, 8.2 or 8.5, as the case may be. Any such indemnification, unless ordered by a court, shall be made with respect to requests under Section 8.1 or 8.2 only as authorized in the specific case upon a determination by the Corporation that the indemnification of the Indemnitee is proper because the Indemnitee has met the applicable standard of conduct set forth in Section 8.1 or 8.2, as the case may be. Such determination shall be made in each instance (a) by a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question (“disinterested directors”), whether or not a quorum, (b) by a majority vote of a committee of disinterested directors designated by majority vote of disinterested directors, whether or not a quorum, (c), if there are no disinterested directors, or if disinterested directors so direct, by independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation) in a written opinion, or (d) by the stockholders of the Corporation.

     SECTION 8.7. Remedies. The right to indemnification or advances as granted by this Article shall be enforceable by the Indemnitee in any court of competent jurisdiction. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because the Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 8.6 that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct. The Indemnitee’s expenses (including attorneys’ fees) incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

     SECTION 8.8. Limitations. Notwithstanding anything to the contrary in this Article, except as set forth in Section 8.7, the Corporation shall not indemnify an Indemnitee in connection with a proceeding (or part thereof) initiated by the Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation. Notwithstanding anything to the contrary in this Article, the Corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed for such indemnification payments from the proceeds of insurance, such Indemnitee shall promptly refund such indemnification payments to the Corporation to the extent of such insurance reimbursement.

     SECTION 8.9. Subsequent Amendment. No amendment, termination or repeal of this Article or of the relevant provisions of the General Corporation Law of Delaware or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

     SECTION 8.10. Other Rights. The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of the Indemnitee. Nothing contained in this Article shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

     SECTION 8.11. Partial Indemnification. If an Indemnitee is entitled under any provision of this Article to indemnification by the Corporation for some or a portion of the expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify the Indemnitee for the portion of such expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement to which the Indemnitee is entitled.

     SECTION 8.12. Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, partner, employee, trustee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of Delaware.

     SECTION 8.13. Savings Clause. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

     SECTION 8.14. Definitions. Terms used herein and defined in Section 145(h) and Section 145(i) of the General Corporation Law of Delaware shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

ARTICLE IX.

Special meetings of stockholders for any purpose or purposes may be called at any time by the holders of at least twenty-five percent (25%) of the outstanding voting stock of the Corporation, a majority of the Board of Directors, the Chairman of the Board or the Chief Executive Officer, but such special meetings may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting. Notwithstanding any other provision of law, this Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least a majority of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article IX.

ARTICLE X.

     SECTION 10.1. Notwithstanding any other provision of this Certificate of Incorporation to the contrary, outstanding shares of stock of the Corporation shall always be subject to redemption by the Corporation, by action of the Board of Directors, if in the judgment of the Board of Directors such action should be taken, pursuant to Section 151(b) of the General Corporation Law of the State of Delaware or any other applicable provision of law, to the extent necessary to prevent the loss of, or secure the reinstatement of, any license or franchise issued by any governmental agency and held by the Corporation or any of its subsidiaries to conduct any portion of the business of the Corporation or any of its subsidiaries, which license or franchise is conditioned upon some or all of the holders of the Corporation’s stock possessing prescribed qualifications.

     SECTION 10.2. The terms and conditions of such redemption shall be as follows:

          (a) the redemption price of the shares to be redeemed pursuant to this Article X shall be equal to the lesser of (i) the Fair Market Value (as defined below) or (ii) if such stock was purchased by a Disqualified Holder (as defined below) within one year of the Redemption Date (as defined below), such Disqualified Holder’s purchase price for such shares;

          (b) the redemption price of such shares may be paid in cash, Redemption Securities (as defined below) or any combination thereof;

          (c) if less than all the shares held by Disqualified Holders are to be redeemed, the shares to be redeemed shall be selected in such manner as shall be determined by the Board of Directors, which may include selection first of the most recently purchased shares thereof, selection by lot or selection in any other manner determined by the Board of Directors;

          (d) at least 30 days’ written notice of the Redemption Date shall be given to the record holders of the shares selected to be redeemed (unless waived in writing by any such holder), provided that the Redemption Date may be the date on which written notice shall be given to record holders if the cash or Redemption Securities necessary to effect the redemption shall have been deposited in trust for the benefit of such record holders and subject to immediate withdrawal by them upon surrender of the stock certificates for their shares to be redeemed;

          (e) from and after the Redemption Date, any and all rights of whatever nature, which may be held by the owners of shares selected for redemption (including without limitation any rights to vote or participate in dividends declared on stock of the same class or series as such shares), shall cease and terminate and they shall thenceforth be entitled only to receive the cash or Redemption Securities payable upon redemption; and

          (f) such other terms and conditions as the Board of Directors shall determine.

     SECTION 10.3. For purposes of this Article X, the following terms shall have the following respective meanings:

          (a) “Disqualified Holder” shall mean any holder of shares of stock of the Corporation whose holding of such stock, either individually or when taken together with the holding of shares of stock of the Corporation by any other holders, may result, in the judgment of the Board of Directors, in the loss of, or the failure to secure the reinstatement of, any license or franchise issued by any governmental agency and held by the Corporation or any of its subsidiaries to conduct any portion of the business of the Corporation or any of its subsidiaries.

          (b) “Fair Market Value” of a share of the Corporation’s stock of any class or series shall mean the average Closing Price for such a share for each of the 45 most recent days on which shares of stock of such class or series shall have been traded preceding the day on which notice of redemption shall be given pursuant to subparagraph 2(d) of this Article X; provided, however, that if shares of stock of such class or series are not traded on any securities exchange or quoted on an automated quotation system, “Fair Market Value” shall be determined by the Board of Directors in good faith.

          (c) “Closing Price” on any day means the reported closing sales price or, in case no such sale takes place, the average of the reported closing bid and asked prices on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which such stock is listed, or if such stock is not listed on any such exchange, the highest closing sales price or bid quotation for such stock on the automated quotation system then in use, or if no such prices or quotations are available, the fair market value on the day in question as determined by the Board of Directors in good faith.

          (d) “Redemption Date” shall mean the date fixed by the Board of Directors for the redemption of any shares of stock of the Corporation pursuant to this Article X.

          (e) “Redemption Securities” shall mean any debt or equity securities of the Corporation, any of its subsidiaries or any other corporation, or any combination thereof, having such terms and conditions as shall be approved by the Board of Directors and which, together with any cash to be paid as part of the redemption price, in the opinion of any nationally recognized investment banking firm selected by the Board of Directors (which may be a firm which provides other investment banking, brokerage or other services to the Corporation), has a value, at the time notice of redemption is given pursuant to subparagraph 2(d) of this Article X, at least equal to the price required to be paid pursuant to subparagraph 2(a) of this Article X (assuming, in the case of Redemption Securities to be publicly traded, such Redemption Securities were fully distributed and subject only to normal trading activity).

     IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer this November 16, 2004.

USA MOBILITY, INC.

By:	/s/ Vincent D. Kelly

Name: Vincent D. Kelly
Title: Chief Executive Officer and President